EXHIBIT 10.31

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN

INTERNATIONAL PAPER COMPANY

AND

PAUL HERBERT

This Executive Employment Agreement (“Agreement”) is by and between INTERNATIONAL PAPER COMPANY, a New York corporation (“IP”) and PAUL HERBERT (the “Executive”) and is dated October 4, 2007.

WHEREAS, Executive has been employed by IP since August 1992, and has been nominated and approved to serve as the chief executive officer of the joint venture between IP and Ilim Holding, S.A. (the “JV Company”), effective October 1, 2007 (the “Effective Date”);

WHEREAS, Executive is a party to an employment agreement with the JV Company (the “JV Employment Agreement”); and

WHEREAS, IP and Executive desire to enter into this Agreement to memorialize the rights and obligations as set forth below of the IP and Executive as they relate to one another and to the JV Employment Agreement.

FIRST: This Agreement shall be in effect for so long as Executive is employed by the JV Company (the “Term”). Executive shall not be a Senior Vice President of IP or a member of IP’s Senior Lead Team as of the Effective Date.

SECOND: It is contemplated that at the expiration of the Term, or upon a sooner termination of Executive’s employment with the JV Company in accordance with the JV Employment Agreement, Executive shall return to full-time employment with IP in a position that is reasonably commensurate with the position he held with IP immediately prior to the Effective Date (a “Comparable Position”). In the event that Executive is removed from the position of Chief Executive Officer of the JV Company by the Board of Directors of the JV Company (the “JV Board”) in accordance with Section 6.2 of the Shareholders Agreement, the consent of at least 66% of the JV Board shall be required in order for Executive to return to full-time employment with IP. At completion of the Term of his employment (including agreed upon extensions), or following termination of his employment with the JV Company for Good Reason (as defined below), or in the event of termination of employment other than in accordance with Section 6.2 of the Shareholders Agreement, Executive may, without the consent of the JV Board, return to a Comparable Position at IP.

THIRD: Executive shall be eligible to receive an award under IP’s Management Incentive Plan (“MIP”) for the year 2007 (prorated for the period of January 1, 2007 through the Effective date) to be payable in the year 2008. Executive acknowledges and agrees that he shall not be eligible to receive an award under IP’s MIP for 2008 or thereafter in respect of any period while employed by the JV Company. Executive shall be eligible to receive an annual incentive bonus from the JV Company in accordance with Section 3.7 of the JV Employment Agreement.

FOURTH: Executive acknowledges and agrees that he shall not be eligible to receive a grant under IP’s Performance Share Plan (“PSP”) for the year 2008 or thereafter in respect of any period while employed by the JV Company. The Parties agree that, except as provided in the following sentences, Executive’s outstanding grants for years prior to and including the year 2007 under IP’s PSP shall remain outstanding and administered in accordance with the terms and conditions of the applicable plans and awards, provided, however, that the Executive shall be credited with service to IP through December 31, 2007 for purposes of the 2007 portion of any outstanding PSP grant.

IP agrees to establish an unfunded, unsecured deferred compensation book entry amount for the benefit of Executive to which is shall credit a dollar amount equal to (1) the closing price of IP's common stock on September 24, 2007 ($35.59), multiplied by (2) the number of restricted shares payable to an employee at Position Level 34 based on IP's achieving performance for each of the following PSP segments: (a) the third segment and 1/3 of the fourth segment for the 2006-2008 PSP and (b) the second and third segments and 2/3 of the fourth segment for the 2007-2009 PSP.

The 2006 PSP agreed targeted amounts referenced above shall be paid to Executive in a lump sum in February 2009 less applicable taxes. The 2007 PSP agreed targeted amounts shall be paid to Executive in a lump sum in February 2010 less applicable taxes. Executive shall not be permitted to elect to receive either such lump sum amounts at a different time or in a different format.

Executive shall be eligible to receive a long-term incentive bonus from the JV Company in accordance with Section 3.8 of the JV Employment Agreement.

FIFTH: During the Term Executive and his spouse, as applicable, shall continue participation in, or receive comparable benefits to, the following IP health and welfare plans, all of which shall be provided to Executive on equivalent terms as provided to similarly situated senior executives of IP: (i) group health insurance for medical, dental, and prescription drugs: (ii) long-term disability; (iii) short-term disability; (iv) group life insurance; (v) executive supplemental life insurance (which coverage shall be based on Executive’s annual base salary in 2007 paid by IP); (vi) retiree medical savings plan matching contribution; and (v) post-retirement medical benefits.

SIXTH: As of the Effective Date, Executive shall become vested in a retirement benefit payable upon his retirement under IP’s Unfunded Supplemental Retirement Plan for Senior Managers (the “SERP”). Executive’s benefit under the SERP shall be determined under the formula set forth in Section 5(A) of the SERP based on his total period of service with IP and its affiliates (collectively, “Company Employers”), including, without limitation, Executive’s service for any Company Employer in Russia. For purposes of this Agreement and the SERP, the parties agree that Executive’s service with the Company Employers commenced on August 1, 1992, and has continued without interruption through the Effective Date. Service during his employment with the JV Company shall be counted in determining Executive’s SERP and Pension Restoration Plan benefit. The parties agree that compensation for purposes of calculating a benefit under the non-qualified retirement plans shall be limited to Executive’s annual base salary in 2007 paid by IP, assuming an annual merit increase equivalent to IP’s annual merit increase budget for the period of Executive’s employment during the Term, plus the target bonus for Position Level 34 under IP’s MIP in 2007 (“Covered Compensation”) for the period beginning in 2008 and continuing thereafter for so long as Executive is employed by the JV Company under this Agreement. The parties agree that in the event Executive has a termination of employment under the following situations, Executive will receive the Additional Retirement Benefit described in Paragraph SEVENTH: (i) Executive is terminated from the JV Company without Cause as defined below; (ii) Executive is terminated by the JV Company for any reason, that IP determines is without Cause; (iii) Executive terminates his employment with the JV Company for Good Reason; (iv) Executive completes two years of service to the JV Company; (v) Executive is disabled, as that term is defined under IP’s long-term disability plan; or (vi) upon a change in control of the JV Company as defined in the JV Employment Agreement resulting in termination of Executive’s employment with the Company and Executive does not return to a Comparable Position. For purposes of this Agreement, in addition to the defined terms set forth in the Agreement, the following definitions shall apply:

“Cause” shall include only willful misconduct. Examples of misconduct are willful insubordination, illegal activity or disorderly conduct.

“Good Reason” shall include (i) the physical and mental health of Executive and his spouse such that it would be unreasonable for him to continue in his position with the JV Company; (ii) a reduction in annual base salary, fringe benefits or other compensation as in effect on the date hereof or as the same may be increased from time to time, except if such reduction is mutually agreed to in writing by the parties; (iii) a reduction of Executive’s authority, duties and responsibilities, or the assignment to Executive of duties materially inconsistent with Executive’s position with the JV Company; (iv) failure to pay amounts due that are required under the Agreement; (v) failure by the JV Company to continue in effect any material compensation or benefit plan in which Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or a substitute plan has been put in place for Executive and all other management employees, or the failure by the JV Company to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other participants; (vi) failure by the JV Company to continue to provide Executive with benefits required hereunder; (vii) a reduction in the opportunity to receive incentive compensation; (viii) failure to obtain the agreement of a successor to the business to assume the Agreement; (ix) relocation of the JV Company more than 50 miles from its current location; (x) political instability in Russia or other conditions outside the control of the JV Company that otherwise jeopardize the safety of Executive or his spouse in Executive’s reasonable opinion; or (xi) any other material breach by the JV Company or IP of this Agreement.

SEVENTH: In addition to the retirement benefits contemplated by Paragraph SIXTH, Executive shall be entitled to the Additional Retirement Benefit, determined without reduction for early commencement of payment of his SERP benefits, with the amount of the benefit of such enhancement derived from the waiver of such reduction payable at the same time and in the same form (including the lump sum discount rate) as Executive’s regular SERP benefit entitlement. Such additional benefit will be subject to appropriate U.S. federal, state (if applicable) and social security tax withholdings.

EIGHTH: Executive shall not be eligible for severance under the IP Salaried Severance Plan if Executive terminates his employment with the JV Company for any reason including Good Reason as defined above. Executive shall be eligible for payment of a severance amount from IP in the event that, following the Term or his earlier termination of employment hereunder with a right to return to a Comparable Position, there is no Comparable Position available. The amount of severance payable by IP shall be equal to two weeks’ salary for every year or partial year of service to the JV Company and IP in the aggregate, and shall be paid at such time is required under IP’s Salaried Severance Plan. In the event that Executive is offered a Comparable Position, but Executive declines to accept such position, then Executive shall not be eligible for severance from IP, and Executive may retire. To the extent Executive is eligible for payment of severance benefits from the JV Company in accordance with the JV Employment Agreement, Executive shall not be eligible for severance benefits paid by IP.

NINTH: All costs related to the negotiation and execution of this Agreement and the JV Employment Agreement, including fees and disbursements of legal counsel in the U.S. and Russia, shall be paid by IP and imputed in income to Executive. Executive shall be eligible to receive a gross-up payment for taxes on such reimbursement amounts includible in Executive’s income.

TENTH: In the event Executive’s employment is terminated in the circumstances described in Executive’s Change in Control Agreement dated November 10, 2005 with International Paper Company (the “IP Change in Control Agreement”), Executive shall be entitled to the severance and other termination benefits payable under the IP Change in Control Agreement. In the event Executive’s employment is terminated within two years of a change in control of the JV Company wherein either IP or Ilim Holding S.A. sells all or part of its interest in the JV Company to an unrelated third party entity, then Executive may, without the consent of the JV Company Board, return to a Comparable Position. If there is no such Comparable Position offered by IP, then Executive may retire and be eligible for severance under IP’s Salaried Severance Plan in the same manner as described above in Paragraph EIGHTH. If IP offers Executive a Comparable Position, and Executive declines to accept such offer of employment, then Executive may retire, and shall not be eligible for Severance Benefits from IP.

ELEVENTH: In the event that there are any potential risks to the life or safety of the Executive and/or his spouse and family members, IP shall cause the JV Company and/or the JV Company's management, and the JV Company's directors, officers or employees to make all best efforts to assist the Executive and/or his spouse and immediate family members to leave Russia at the earliest convenience, including, without limitation, transfer and visas/consulate arrangements.

TWELFTH: IP shall cause JV Company to make such payments to Executive as required to ensure that Executive shall not pay more income (or social) taxes than would have been paid had Executive remained in the United States during the tax year(s) involved. The payments shall be calculated and paid in a manner consisted with IP's Global Mobility Policy, “Tax Equalization” provisions, to the extent consistent with the previous sentence.

THIRTEENTH:

(a)

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

(b)

This Agreement shall be governed by and construed in accordance with the laws of Tennessee, USA, without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the law of Tennessee, USA and any disputes therefrom shall be resolved in the courts of Memphis, Tennessee.

(c)

Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States or Russian mails as follows:

(i)	If to IP, to:

Maura A. Smith, Senior Vice President, General Counsel and Corporate Secretary

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

(ii)	If to Executive, to:

Paul Herbert

OJSC Ilim Group

17 Marata Street

Saint-Petersburg, 191025, Russian Federation

with a copy to:

White and Case LLP

115 Avenue of the Americas

New York, New York 10036

Attention: Andrew L. Oringer, Esq.

Any such person may by notice given in accordance with this paragraph to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

(d)

The parties agree that, in the event any clause or provision of this Agreement shall be deemed illegal or ineffective, such event shall not in any way affect the remaining clauses, which shall continue in full force.

(e)	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

(f)

This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(g)

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate.

(h)

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns. No rights or obligations of the JV Company or IP under this Agreement may be assigned or transferred without Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the JV Company or IP is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of its business or the assets of the JV Company or IP, provided that the assignee or transferee is the successor to all or substantially all of the business or assets of the JV Company or IP and assumes the liabilities, obligations and duties of the JV Company or IP under this Agreement, either contractually or as a matter of law. None of Executive’s rights or obligations under this Agreement may be assigned or transferred by Executive, without prior written consent, other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law or as provided in the applicable plan, program, grant or agreement of the JV Company or IP.

(i)

The respective rights and obligations of the parties hereunder shall survive any termination of employment to the extent necessary to the intended preservation of such rights or obligations as provided herein.

(j)

Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the JV Company or IP, Executive is a “specified employee” of a public company as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then such payment shall be deferred (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral shall make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax, provided that no such restructuring shall cause an adverse financial impact to the Executive. Executive shall be indemnified and held harmless by IP for any adverse consequences that may arise under Section 409A of the Code in connection with any compensation that is provided under, or referenced in, this Agreement and payable by IP whether or not contemplated by the foregoing sentence.

(k)

Executive shall be provided indemnification by IP to the same extent provided to other similarly-situated officers in accordance with IP’s By-laws, which provide that IP shall indemnify each Officer or Director of IP who is made, or threatened to be made, a party to any action by reason of the fact that he or she is or was serving at the request of IP in any capacity for IP or any other enterprise, to the fullest extent permitted by applicable law. IP shall also advance the costs and expenses of Executive in respect of any such action pending a final determination of Executive’s entitlement to indemnification, provided, however, that Executive shall repay the amount of such advance if it shall ultimately be determined by an unappealable decision of a court that Executive is not entitled to be indemnified against such costs and expenses. To the extent that the JV Company is also required to indemnify Executive or has put in place insurance for the benefit of Executive that indemnifies Executive for any such liability, IP’s obligation to indemnify Executive shall be secondary to the obligations of the JV Company or the issuer of such policy.

(l)	It is agreed that Executive’s service to the JV Company shall not be a violation of his Non-Competition Agreement entered into on June 14, 2006.

(m)

In the event that Executive’s employment with the JV Company ends and Executive again becomes a full-time employee of IP at any time during the Term, IP shall have no obligation hereunder to pay Executive any of the compensation that is or was to be provided to him by the JV Company under the terms of this Agreement, and his compensation with IP on a going-forward basis shall be determined by IP in accordance with its standard practices and procedures for the payment of compensation to senior executives.

This Agreement is prepared and signed in two counterparts, being one document for each party.

INTERNATIONAL PAPER COMPANY

By:	/s/ MARY LASCHINGER
Its:	S.V.P. INTERNATIONAL PAPER
Date:	04/10/07

PAUL HERBERT

/s/ PAUL HERBERT
Date:	04/10/07